Exhibit 4.5(1)

FIRST AMENDMENT TO SECTION 382 RIGHTS AGREEMENT

This First Amendment to Section 382 Rights Agreement (the “First Amendment”) is made as of December 2, 2022 by and between MERRIMACK PHARMACEUTICALS, INC. (the “Company” and COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent (the “Rights Agent”), amending the Section 382 Rights Agreement by and between the Company and the Rights Agent dated December 3, 2022 (the “Original Rights Agreement”). Except as set forth herein, any defined terms contained herein have the meaning set forth in the Original Rights Agreement.

WHEREAS (a) the Company and certain of its Subsidiaries have generated certain Tax Benefits for United States federal and state income tax purposes, (b) the Company desires to avoid an “ownership change” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder and similar state tax laws, and thereby preserve its ability to utilize such Tax Benefits, and (c) in furtherance of such objective, the Company and the Rights Agent entered into the Original Rights Agreement; and

WHEREAS the Company and the Rights Agent wish to amend the Original Rights Agreement to extend the term of the Original Rights Agreement through December 2, 2025;

NOW, THEREFORE, the Company and the Rights Agent agree as follows:

1.	The definition of “Final Expiration Date” is hereby amended to read as follows:

“(u) Final Expiration Date” means the earlier of (i) the Close of Business on December 2, 2025 or (ii) the Close of Business on the date that the Board determines that (A) this Agreement is no longer necessary or desirable for the preservation of the Tax Benefits or (B) the Tax Benefits have been fully utilized and may no longer be carried forward.

2.	The definition of “Early Termination Date” is hereby amended to read as follows:

(o) “Early Expiration Date” means, if Stockholder Approval has not been obtained by the Close of Business on the date on which the Company’s 2023 annual meeting of stockholders is concluded (or, if later, the date on which the votes of the stockholders of the Company with respect to such meeting are certified), the Close of Business on such date. For the avoidance of doubt, if Stockholder Approval is obtained then there shall be no Early Expiration Date.

3.	Except as modified herein, all other terms and conditions set forth in the Original Rights Agreement are hereby ratified and confirmed in all respects.